Exhibit 10.49

CONTANGO OIL AND GAS COMPANY

ANNUAL INCENTIVE PLAN

CONTANGO OIL AND GAS COMPANY

ANNUAL INCENTIVE PLAN

1.	Purpose

The purpose of the Contango Oil and Gas Company Annual Incentive Plan (the “Plan”) is to enhance the ability of Contango Oil and Gas Company to attract, reward and retain senior executive employees, to strengthen employee commitment to Contango Oil and Gas Company’s success and to align employee interests with those of Contango Oil and Gas Company’s stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of annually rewarding participants based on the performance of Contango Oil and Gas Company and its business units and, where appropriate, on a participant’s personal performance. The Plan is intended to meet the requirements for a “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended.

2.	Definitions

(a) “Award” shall mean an incentive award earned by a Participant under the Plan for any Performance Period.

(b) “Base Salary” shall mean the Participant’s annual base salary rate in effect at the beginning of a Performance Period. Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan, imputed income from programs such as group-term life insurance, or non-recurring earnings such as moving expenses. Base Salary is based on annual salary before reductions for deferrals under Company-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.

(c) “Board” shall mean the Company’s Board of Directors.

(d) “Change of Control” shall be deemed to have occurred upon the first to occur of any of the following events:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than Mr. Kenneth R. Peak becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company;

(iii) Any person has commenced a tender offer or exchange offer for a majority of the voting power of the then outstanding shares of the Company; or

(iv) After the date this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.

(f) “Committee” shall mean the Equity and CEO Compensation Committee of the Board, or such other committee as the Board shall designate. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m) and related Treasury regulations.

(g) “Company” shall mean Contango Oil and Gas Company and any successor corporation.

(h) “Effective Date” shall mean July 1, 2009, subject to approval of the Plan by the stockholders of the Company.

(i) “Participant” for any Performance Period shall mean a senior executive employee of the Company or a subsidiary who is designated by the Committee to participate in the Plan for the Performance Period.

(j) “Performance Goals” for any Performance Period, shall mean:

(i) The performance goals of the Company and its subsidiaries or one or more business units, as specified by the Committee, shall be based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, increase in gas, oil or mineral reserves, finding and development costs, tax-effected finding and development costs, EBITDAX (earnings before interest, taxes, depreciation, amortization, geological and geophysical expenses, impairments, dry hole expenses and lease expiration and relinquishment expenses), return on assets, stockholder return, return on equity, return on capital employed, relative performance to a comparison group designated by the Committee, increase in gas, oil or mineral reserves and increase in reserves per share. The performance goals may relate to one or more business units or the performance of the Company as a whole, or any combination of the foregoing.

(ii) To the extent applicable, the Committee, in determining whether and to what extent a Performance Goal has been achieved, shall use the information set forth in the Company’s audited financial statements and other objectively determinable information. The Performance Goals established by the Committee may be (but need not be) different each Performance Period, and different Performance Goals may be applicable to different Participants.

(k) “Performance Period” shall mean the fiscal year of the Company or any other period of up to 12 months designated by the Committee with respect to which an Award may be earned.

(l) “Plan” shall mean this Contango Oil and Gas Company Annual Incentive Plan, as in effect from time to time.

(m) “Target Award” shall mean the targeted amount, expressed as a percentage of the Participant’s Base Salary or a fixed dollar amount, that the Participant will earn as an Award for the Performance Period if the targeted level of performance is achieved for each of the Performance Goals set by the Committee for the Participant. A Participant’s Target Award shall be determined by the Committee based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine.

3.	Eligibility

All senior executive employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall designate which senior executive employees shall participate in the Plan for each Performance Period. In order to be eligible to receive an Award with respect to any Performance Period, an employee must be actively employed by the Company or a subsidiary on the last day of the Performance Period, except as provided in Section 7.

4.	Administration

(a) Committee Authority. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award and Award amount, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(b) Committee Determinations. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5.	Determination of Awards

(a) Target Awards and Performance Goals. As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee shall determine the senior executive employees who shall be Participants during that Performance Period, each Participant’s Target Award and the Performance Goals for each Participant, all of which shall be set forth in the Committee’s minutes. The Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall specify in the minutes how the financial calculations for the Performance Goals will be made, including what, if any, adjustments shall be made in the event of a change in corporate capitalization, corporate transaction, extraordinary event, change in applicable accounting rules or principles, or other event. The Committee shall establish a maximum dollar amount that may be paid to a Participant for the Performance Period. The Company shall notify each Participant of the Participant’s Target Award and the applicable Performance Goals for the Performance Period.

(b) Earning an Award. A Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that period; provided that the Committee may reduce (but not increase) an Award below the level determined based on the Performance Goals. A Participant will receive no Award if the level of achievement of Performance Goals is below the minimum required to earn an Award for the Performance Period, as specified by the Committee at the time the Performance Goals are established.

(c) Maximum Award Amount. The maximum Award payable to any Participant for any Performance Period shall not exceed $7,000,000.

(d) Section 162(m). Awards shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. An Award that is designated as “qualified performance-based compensation” under Code section 162(m) may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation,” but instead must be separate and apart from all other awards made. The Committee is authorized to reduce an Award for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the amount determined based on achievement of the Performance Goals for that Participant. Any reduction of a Participant’s Award shall not result in an increase in any other Participant’s Award.

6.	Payment of Awards

The Committee shall certify and announce the Awards that will be paid by the Company to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Awards shall be paid in cash or in the form of Company stock or stock units. Any Company stock or stock units shall be issued under the Company’s 2009 Equity Compensation Plan or a successor plan.

7.	Limitations on Rights to Payment of Awards

(a) Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the last day of the Performance Period; provided, however, that the Committee may determine that if a Participant’s employment with the Company terminates prior to the end of the Performance Period, the Participant shall remain eligible to receive a pro-rated portion of any Award that would otherwise have been earned for the Performance Period, in such circumstances as the Committee deems appropriate. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.

(b) Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Participant may be eligible to receive a pro-rated portion of any Award that would otherwise have been earned, as determined by the Committee.

8.	Change of Control

Unless the Committee determines otherwise, if a Change of Control occurs prior to the end of a Performance Period, each Participant shall receive an Award for the Performance Period in which the Change of Control occurs, based on performance measured as of the date of the Change of Control, or as otherwise determined by the Committee. Payment shall be made within 60 days after the Change of Control (regardless of whether the Participant remains employed after the Change of Control).

9.	Deferrals

Notwithstanding the foregoing, the Committee may permit a Participant to defer receipt of an Award that would otherwise be payable to the Participant. The Committee shall establish rules and procedures for any such deferrals, consistent with the applicable requirements of Code section 409A.

10.	Amendments

The Committee may at any time amend this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Code section 162(m). The Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, if additional Awards are to be paid under the Plan and if required by section 162(m) of the Code or the regulations thereunder. Except as provided in Subsection 12(g) below, no amendment that adversely affects any Participant’s rights to an Award that has been earned prior to the date of the amendment shall be effective unless the Participant consents to the amendment.

11.	Termination

The Committee may terminate this Plan at any time. In the case of termination of the Plan, each Participant may receive a pro-rated portion of the Award that would otherwise have been earned for the then current Performance Period had the Plan not been terminated, as determined by the Committee. Each Award shall be paid as soon as practicable, but in no event later than 2 1/2 months after the Performance Period in which the Plan terminates.

12.	Miscellaneous Provisions

(a) No Employment Right. This Plan is not a contract between the Company and any employee or Participant. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee or to remove any individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

(b) No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except upon death as provided in Section 7 of the Plan, and any attempted assignment or transfer shall be null and void.

(c) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Obligations to the Company. If a Participant becomes entitled to payment of an Award under the Plan, and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the Award otherwise distributable. Any determination under this Section 12(d) shall be made by the Committee in its sole discretion.

(e) Withholding Taxes. All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or his or her personal representative pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

(f) Stockholder Approval. Notwithstanding any provision of the Plan to the contrary, all Awards will be made contingent upon, and subject to, stockholder approval of the Plan at the 2009 annual stockholders’ meeting.

(g) Compliance with Law. It is the intent of the Company that the Plan and Awards under the Plan comply with the applicable provisions of Code section 162(m) and that Awards qualify for the “short-term deferral” exception to Code section 409A. To the extent that any legal requirement of Code section 162(m) or 409A as set forth in the Plan ceases to be required under Code section 162(m) or 409A, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the state if Delaware, without giving effect to the conflict of laws provisions thereof.